FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer

Arthur L. Herbst, Jr., President

(312) 644-6400

Young Innovations, Inc. Announces Results for 4th Quarter and the Year and Declares Dividend

St. Louis, MO., February 5, 2008 – Young Innovations, Inc. (NASDAQ – YDNT) today announced results for the quarter and year ended December 31, 2007.

Sales for the fourth quarter of 2007 were $25.0 million, an increase of $0.2 million, or 0.8%, from the $24.8 million reported in the fourth quarter of 2006. Income from operations decreased 17.8% from $6.2 million in the fourth quarter of 2006 to $5.1 million in the fourth quarter of 2007. Net income declined 3.5% to $3.6 million, compared with $3.7 million in the fourth quarter of 2006. Diluted earnings per share increased 7.5% in the fourth quarter of 2007 to $0.43 from $0.40 in the prior year quarter. Diluted earnings per share were affected by equity compensation expense of $0.02 and $0.00 for the quarters ended December 31, 2007 and 2006, respectively.

Sales for the year ended December 31, 2007, were $97.4 million, up 7.3% from $90.8 million in the prior year. Income from operations decreased 11.6% from $23.5 million in 2006 to $20.8 million in 2007. Net income for fiscal year 2007 was $12.9 million, down 12.5% from $14.8 million in the prior year. Diluted earnings per share were $1.44 for the twelve months ended December 31, 2007, a decrease of 10.6% from $1.61 in 2006. Diluted earnings per share were affected by equity compensation expense of $0.08 and $0.02 for 2007 and 2006, respectively. The results for the year were affected by the acquisition of the assets of Microbrush, Inc. and Microbrush International, Ltd. (collectively “Microbrush”), completed on July 31, 2006, and August 18, 2006, respectively. Microbrush contributed approximately $14.5 million in sales in 2007, as compared to $5.0 million in sales in 2006.

Earnings per share in the quarter and the year included a $0.06 benefit related to an adjustment in the effective tax rate due to a lower income tax rate on income earned at our operations in Ireland. We currently expect our effective tax rate for 2008 to be in the 37% to 37.5% range. Diluted weighted shares outstanding for the quarter and the year were affected by the repurchase of one million shares from the Company’s founder in August 2007.

During the fourth quarter, we experienced strong increases in sales of Microbrush and X-ray products. While the Company believes end-user demand for preventive and infection control products sold through distributors increased in total, our sales of these products to distributors decreased in the period. Distributor purchases continued to be impacted by further distributor consolidation activity and improved inventory management systems, which reduced inventory holding levels at certain distributors. In preparation for future consolidations, we maintained staffing levels in manufacturing despite reduced production, which negatively impacted profitability in the quarter. Selling expenses increased faster than sales due to our continued investment in increased selling capacity throughout the year. We expect to begin to realize the benefits of our increased investments in sales and marketing in 2008.

Sales of X-ray products rebounded strongly in the quarter primarily due to increased sales of the Company’s new digital retrofit product to existing customers. The significant investments to reinvigorate this product offering were reflected in marked improvement in operating performance in the second half of 2007. While there is still much work to do to support the continued growth of this product line, we are pleased that we carry positive momentum into 2008. In January of 2008, we completed the sale of the majority of our X-ray equipment loans to a third party, freeing up approximately $3.5 million in cash while continuing to provide our customers with an attractive source for financing. In addition, the Company recorded a reserve against the collectibility of certain loans to X-ray customers in the fourth quarter of 2007, which reduced diluted earnings per share by approximately $0.01.

During 2007, we worked to facilitate the transition of the former owners of Microbrush while supporting the growth of the product line. We experienced solid growth in sales of branded products and OEM relationships throughout 2007 and are optimistic about the prospects for this product line in 2008.

Throughout the year, we made considerable investments in personnel and physical infrastructure to support our long-term growth objectives. We substantially enhanced our sales and marketing team and product development efforts across our product offering, adding approximately 30 people in these areas, while keeping company-wide headcount relatively unchanged. We expanded manufacturing capacity and office space in key facilities across the Company and opened a new warehouse and distribution facility to support both our growth and consolidation activities. We consolidated six facilities in 2007 and plan to complete several more in 2008. These consolidation activities should positively contribute to earnings in late 2008 and 2009.

In 2007, we made good progress in building infrastructure to support the growth of the business. While uncertainty in distributor ordering patterns may continue to impact our business, we believe these issues are transitory and opportunities for growth are good. We are enthusiastic about the long-term prospects for the business.

The Company also announced today that Christine Boehning, Vice President and Chief Financial Officer, has decided to resign from her officer position in order to have more time to raise her family. Ms. Boehning plans to remain with the Company and will help transition her responsibilities. Effective immediately, Arthur Herbst, President and former Chief Financial Officer, will serve as acting Chief Financial Officer until a replacement is named.

On February 4, 2008, the Board of Directors declared a quarterly dividend of $0.04 per share, payable on March 14, 2008 to shareholders of record on February 15, 2008.

A conference call has been scheduled for Wednesday, February 6 at 11:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/341636/ or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures), liquid surface disinfectants, obturation units, and dental micro-applicators in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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Young Innovations, Inc.
Consolidated Balance Sheet
December 31, 2007 and December 31, 2006
(In Thousands)

	(Unaudited)
	December 31	December 31
Assets	2007	2006

Current assets
Cash	$ 528	$ 1,017
Accounts receivable, net	13,074	13,057
Inventories	14,381	14,111
Other current assets	4,878	5,546

Total current assets	32,861	33,731

Property, plant and equipment, net	32,992	29,178
Goodwill	77,511	78,233
Intangible assets	11,133	11,140
Other assets	4,271	4,306

Total assets	$ 158,768	$ 156,588

Liabilities and Equity
Current liabilities
Accounts payable and accrued liabilities	$ 7,370	$ 7,749

Total current liabilities	7,370	7,749

Long-term debt	36,646	21,810
Deferred income taxes	11,414	9,531

Total Liabilities	55,430	39,090

Stockholders' equity
Common stock	102	90
Additional paid-in capital	25,024	29,214
Retained earnings	122,631	111,089
Common stock in treasury, at cost	(44,595)	(22,939)
Accumulated other comprehensive income	176	44

Total Stockholders' equity	103,338	117,498

Total liabilities and stockholders' equity	$ 158,768	$ 156,588

Young Innovations, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except Earnings Per Share Data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2007	2006	Change	2007	2006	Change

Net Sales	$ 25,041	$ 24,845	0.8%	$ 97,402	$ 90,805	7.3%
Cost of Goods Sold	11,948	11,563	3.3%	45,623	41,694	9.4%
Gross Profit	13,093	13,282	-1.4%	51,779	49,111	5.4%
% of Net Sales	52.3%	53.5%		53.2%	54.1%

Selling, General and Administrative Expense	8,014	7,106	12.8%	31,019	25,628	21.0%
% of Net Sales	32.0%	28.6%		31.8%	28.2%

Income from Operations	5,079	6,176	-17.8%	20,760	23,483	-11.6%
% of Net Sales	20.3%	24.9%		21.3%	25.9%

Interest expense (Income), net	348	260		1,109	28
Other expense (Income), net	(10)	24		41	(56)

Income Before Taxes	4,741	5,892	-19.5%	19,610	23,511	-16.6%

Provision for Income Taxes	1,176	2,196		6,677	8,732

Net Income	3,565	3,696	-3.5%	12,933	14,779	-12.5%
% of Net Sales	14.2%	14.9%		13.3%	16.3%

Basic Earnings Per Share	$ 0.43	$ 0.41	4.9%	$ 1.46	$ 1.65	-11.5%

Basic Weighted Average Shares Outstanding	8,214	8,990		8,828	8,954

Earnings Per Share (Diluted)	$ 0.43	$ 0.40	7.5%	$ 1.44	$ 1.61	-10.6%

Diluted Weighted Average Shares Outstanding	8,373	9,194		8,982	9,182